CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Mt. Vernon Street Trust of our reports dated January 14, 2026, relating to the financial statements and financial highlights of Fidelity Equity Growth K6 Fund, Fidelity Growth Strategies Fund, Fidelity Growth Strategies K6 Fund, and Fidelity New Millennium Fund, which appear in Fidelity Mt. Vernon Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended November 30, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 21, 2026